Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Bluerock Residential Growth REIT, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-200359, 333-203415, 333-208956, 333-208988) and Form S-8 (No. 333-202569) of Bluerock Residential Growth REIT, Inc. of our reports dated February 21, 2017, relating to the consolidated financial statements, and the effectiveness of Bluerock Residential Growth REIT, Inc.’s internal control over financial reporting, which appear in this Form 10-K. We also consent to the incorporation by reference of our report dated February 21, 2017 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ BDO USA, LLP

New York, New York

February 21, 2017